Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD SALES AND PROFITS IN 2006 FIRST QUARTER
Increased Sales in Both RV and Manufactured Housing Segments Drive Profits in First Quarter 2006

White Plains, New York - May 1, 2006 - Drew Industries Incorporated (NYSE: DW) today reported its net income increased 75 percent to a record $10.2 million, on a 35 percent increase in net sales for the first quarter ended March 31, 2006.

Drew, a leading supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”) reported net sales reached a record $208 million in the 2006 first quarter, an increase of nearly $54 million from the $155 million reported in the first quarter of 2005. Net income for the first quarter of 2006 increased to $10.2 million, or $0.47 per diluted share, compared to $5.8 million, or $0.27 per diluted share, in the prior year’s first quarter.

Drew’s earnings were driven by sales growth in both Drew’s RV and MH segments, which increased 42 percent and 20 percent, respectively. The 2005 first quarter results included an after-tax charge of $1.3 million, or $0.06 per diluted share, due to charges related to litigations which have since been settled. The Company’s first and fourth quarters are traditionally the weakest in terms of sales and profits due to the seasonality of the industries in which the Company operates. In the first quarter of 2006, this seasonality was largely offset by the impact of hurricane-related demand for RVs and manufactured homes.

“We are pleased with our continued growth in sales and profits, which were again fueled by a combination of organic growth, new product introductions and acquisitions. We also experienced increased sales due to hurricane-related demand for emergency housing,” said Leigh J. Abrams, Drew’s President and CEO. “During the quarter we achieved significant market share gains in our new RV axle product line, as well as growth in other new products. In addition, our previously announced acquisition of SteelCo in March 2006 should enable us to further improve margins by leveraging fixed costs, as we add SteelCo’s sales to our existing West Coast chassis facility. SteelCo had sales of about $8 million in 2005.

“Our sales continue to be strong, with April 2006 sales up approximately 25 percent from April 2005, despite the fact that hurricane-related demand for RVs and manufactured homes has apparently fallen sharply. We expect our sales will continue to increase due to market share gains, sales from our new products and the acquisitions we completed during the last 12 months. We will also stay focused on improving operating leverage and manufacturing efficiency.”

Drew reported its increase in net sales for the first quarter of 2006 included organic growth of $31 to $37 million, or 20 to 24 percent, along with sales price increases of approximately $4 million to $6 million, sales from acquisitions which contributed about $3 million, and sales of between $10 million and $14 million of components for Emergency Living Units (“ELUs”) purchased by the Federal Emergency Management Agency (“FEMA”). Drew’s product content in the ELUs purchased by FEMA is substantially less than in the typical towable RV.

“We believe that a portion of our organic sales growth in the 2006 first quarter was also attributable to increased purchases of RVs and manufactured homes by retail dealers restocking their inventories depleted by FEMA in the later part of 2005. While it is not possible to calculate the impact of these dealer purchases on Drew’s sales for the 2006 first quarter, we estimate that dealer restocking contributed $9 million to $13 million to Drew’s first quarter organic sales growth,” Abrams said.

“In response to last year’s Gulf Coast hurricanes, during the last four months of 2005 FEMA reportedly purchased between 20,000 and 35,000 travel trailers, primarily from RV dealers, about 39,000 ELUs from RV manufacturers, and as many as 20,000 manufactured homes. Purchases by FEMA slowed in the first quarter of 2006, limited to an estimated 25,000 to 30,000 additional ELUs. These ELUs are not reported as part of the RV industry’s normal production and sales statistics.

“It appears that most of the temporary housing ordered by FEMA has already been produced, but we expect to see an increase in demand for our products as demand increases for manufactured homes in late 2006 and early 2007 due to the anticipated permanent rebuilding of the hurricane-stricken areas,” Abrams said.

Drew reported its 2006 first quarter operating results benefited slightly from the May 2005 acquisition of Venture Welding. In March 2006, the Company also acquired SteelCo, Inc., a West Coast-based manufacturer of chassis for RVs and manufactured homes. However, the acquisition was made late in the quarter and did not have any significant impact on first quarter 2006 results. Consolidation of Venture and the newly acquired SteelCo into the Company’s existing businesses and facilities continues, and is expected to result in on-going improvements in efficiencies and margins, as well as expanded sales opportunities. In connection with the SteelCo acquisition, litigation between Drew and SteelCo was terminated.

The 2006 first quarter results were negatively impacted by operating losses of about $800,000 at Drew’s Indiana-based specialty trailer operation. Management is continuing to pursue cost-cutting measures and is exploring other steps to eliminate these losses. Drew’s Arizona-based window factory, which started production in the second half of 2005, showed marked improvement during the 2006 first quarter and is expected to be profitable in the near future.

“As discussed in our 2005 year-end press release, costs of certain key raw materials in our year-end inventory were somewhat higher than material costs expensed during the fourth quarter,” said Fred Zinn, Drew’s Executive Vice President and CFO. “These higher inventory costs negatively impacted margins in the 2006 first quarter, and raw material costs have continued to rise significantly since the beginning of the year, which could further impact second quarter margins. It is expected that the sales increases discussed above may mitigate part of the impact of higher raw material prices.

“Over the last two years, Drew’s operating management has done an outstanding job of working with our customers to obtain sales price increases, even though these have been generally without margin, allowing us to offset the extraordinary increases in the cost of raw materials. However, we still expect there will be continued pressure on our profit margins as long as raw materials costs remain volatile.”

In March 2006, Drew announced an agreement in principle to acquire Happijac, a manufacturer of bed lifts for toy haulers. Happijac received a broad patent for bed lifts in late 2005 and thus should greatly benefit from this fast growing segment of the RV industry. Drew expects completion of the acquisition within the next 30 to 45 days.

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bath products and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs, as well as specialty trailers. Drew’s RV segment represented 72 percent of net sales, and 66 percent of segment operating profit during the first quarter of 2006.

Sales by Drew’s RV product segment in the first quarter of 2006 increased 42 percent to $149 million, compared to $105 million in the first quarter of 2005. Segment operating profit reached $12.8 million this quarter, or 8.6 percent of segment sales, despite continuing increases in raw material costs and losses in the Indiana-based specialty trailer operation. Excluding the 2005 charges related to the settled litigation, the segment operating margin was 8.4 percent in the first quarter of 2005.

Over the last 18 months, Drew has introduced several new products for the RV and specialty trailer markets, including products for the motorhome market, a new product category for the Company. New products include slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, entry steps for towable RVs, and bath products and exterior parts for both towable RVs and motorhomes.

Drew estimates the market potential of these products exceeds $700 million, and the Company’s sales of these products in the first quarter of 2006 were running at an annualized rate of more than $85 million, compared to an annualized sales rate of $70 million in the fourth quarter of 2005. Margins for new products are typically lower than for Drew’s more established products.

“Our ability to continue to increase market share for these new products has been one of the keys to our success,” Abrams said. “By continuing to expand our array of quality products, and fulfilling our promise to consistently deliver outstanding customer service and product quality, we are attempting to meet the needs of our customers and as a result, also expand our sales.”

Drew noted that industry production of travel trailer and fifth wheel RVs, Drew’s primary RV market, was estimated to be up more than 20 percent in the first quarter of 2006 compared to the same period in 2005, with a portion of this increase apparently due to increased purchases by dealers replenishing depleted inventories. Retail demand for travel trailers and fifth wheel RVs remains healthy, with retail sales up a combined 8 percent through February 2006, the last month for which this data is available. Approximately 95 percent of Drew’s RV sales are for towable RVs, with the balance for motorhomes.

In contrast to the increase in industry production of towable RVs, which is Drew’s primary RV market, estimated industry production of motorhomes declined more than 10 percent in the first quarter of 2006, and retail sales of motorhomes declined 20 percent in January and February 2006. Industry analysts attribute this decline in motorhome sales to higher gasoline prices and rising interest rates.

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment represented about 28 percent of net sales and 34 percent of segment operating profit during the first quarter of 2006.

Drew’s MH segment sales increased 20 percent to $59 million in the first quarter of 2006, compared to $49 million in the same period of last year. Segment operating profit reached $6.6 million this quarter, or 11.2 percent of segment sales, despite continued increases in raw material costs. Excluding 2005 charges related to the settled litigation, the segment operating margin was 11.5 percent in the first quarter of 2005.

According to industry statistics, industry-wide production of manufactured homes increased about 10 percent in January and February 2006, the last month for which industry statistics are available. As with the RV industry, a portion of this increase was apparently due to purchases by dealers replenishing depleted inventories as a result of hurricane-related buying in the last few months of 2005. Further, this production gain was limited to the smaller manufactured homes, in which Drew has considerably less product content than in multi-section homes which, prior to the Gulf Coast hurricanes, represented about 75 percent of all manufactured homes produced in 2005.

“The manufactured housing industry, exclusive of the FEMA orders, has not yet started to rebound, though we continue to gain market share and sustain our track record of profit growth as a leading supplier to this market,” said Abrams.

“Despite margin pressures, rising gas prices and other challenges, we have made excellent progress toward our 2006 goals of gaining market share and increasing sales and profits. We also successfully completed one acquisition and expect to complete the acquisition of Happijac shortly.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its first quarter earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, May 2, 2006 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 51610995. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, steps, electric stabilizer jacks, as well as trailers for hauling equipment, boats, personal watercrafts and snowmobiles, and chassis and windows for modular homes and offices. From 47 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Quarter Ended March 31,		Last Twelve
(In thousands, except per share amounts)	2006	2005	Months

Net sales	$208,461	$154,546	$723,062
Cost of sales	164,760	121,528	562,232
Gross profit	43,701	33,018	160,830
Selling, general and administrative expenses	26,573	22,606	96,516
Other income	574	31	674
Operating profit	17,702	10,443	64,988
Interest expense, net	1,119	944	3,841
Income before income taxes	16,583	9,499	61,147
Provision for income taxes	6,378	3,683	23,156
Net income	$10,205	$5,816	$37,991

Net income per common share:
Basic	$.47	$.28	$1.79
Diluted	$.47	$.27	$1.75

Weighted average common shares outstanding:
Basic	21,567	20,726	21,222
Diluted	21,898	21,324	21,656

Depreciation and amortization	$3,531	$2,574	$12,902
Capital expenditures	$9,674	$5,092	30,674

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Quarter Ended March 31,
(In thousands)	2006	2005

Net sales
RV Segment	$149,416	$105,258
MH Segment	59,045	49,288
Total	$208,461	$154,546

Operating Profit
RV Segment	$12,832	$8,394(1)
MH Segment	6,633	3,870(2)
Total segments operating profit	19,465	12,264
Amortization of intangibles	(430)	(285)
Corporate and other	(1,907)	(1,567)
Other income	574	31
Operating profit	$17,702	$10,443

(1)	After a charge of $0.4 million related to legal proceedings, net of the related reduction in incentive compensation.
(2)	After a charge of $1.8 million related to legal proceedings, net of the related reduction in incentive compensation.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	March 31,		December 31,
(In thousands, except ratios)	2006	2005	2005

Current assets
Cash and cash equivalents	$9,174	$5,543	$5,085
Accounts receivable, trade, less allowances	46,406	42,035	33,583
Inventories	102,245	74,352	100,617
Prepaid expenses and other current assets	9,977	9,996	11,812
Total current assets	167,802	131,926	151,097
Fixed assets, net	123,465	101,184	116,828
Goodwill	24,713	16,061	22,118
Other intangible assets	10,769	5,641	10,652
Other assets	6,724	6,366	6,733
Total assets	$333,473	$261,178	$307,428

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$10,948	$3,960	$11,140
Accounts payable, accrued expenses and other current liabilities	70,682	61,538	63,811
Total current liabilities	81,630	65,498	74,951
Long-term indebtedness	69,750	63,870	62,093
Other long-term obligations	2,444	2,317	2,675
Total liabilities	153,824	131,685	139,719
Total stockholders’ equity	179,649	129,493	167,709
Total liabilities and stockholders’ equity	$333,473	$261,178	$307,428

Current ratio	2.1	2.0	2.0
Total indebtedness to stockholders’ equity	0.4	0.5	0.4

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$10,205	$5,816
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	3,531	2,574
Deferred taxes	1,050	(1,018)
Loss on disposal of fixed assets	246	73
Stock based compensation expense	656	324
Changes in assets and liabilities:
Accounts receivable, net	(12,386)	(15,936)
Inventories	(988)	(2,020)
Prepaid expenses and other assets	1,182	681
Accounts payable, accrued expenses and other liabilities	6,023	19,160
Net cash flows provided by operating activities	9,519	9,654

Cash flows from investing activities:
Capital expenditures	(9,674)	(5,092)
Acquisition of businesses	(4,264)	694
Proceeds from sales of fixed assets	14	584
Other investments	-	(36)
Net cash flows used for investing activities	(13,924)	(3,850)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	61,425	50,900
Repayments under line of credit and other borrowings	(53,960)	(54,494)
Exercise of stock options	1,039	1,138
Other	(10)	(229)
Net cash flows provided by (used for) financing activities	8,494	(2,685)

Net increase in cash	4,089	3,119
Cash and cash equivalents at beginning of period	5,085	2,424
Cash and cash equivalents at end of period	$9,174	$5,543